Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2018 FIRST QUARTER RESULTS

EL SEGUNDO, Calif., May 1, 2018 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2018 first quarter ended April 1, 2018.

Net sales for the fiscal 2018 first quarter were $234.2 million compared to net sales of $252.6 million for the first quarter of fiscal 2017. Same store sales decreased 7.5% for the first quarter of fiscal 2018. This compares to a 7.9% increase in same store sales for the first quarter of fiscal 2017. Sales comparisons to the prior year reflect a small negative effect from the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the second quarter of fiscal 2017 and into the first quarter of fiscal 2018.

Gross profit for the fiscal 2018 first quarter was $72.7 million, compared to $83.6 million in the first quarter of the prior year. The Company’s gross profit margin was 31.1% in the fiscal 2018 first quarter versus 33.1% in the first quarter of the prior year, reflecting a decrease in merchandise margins of 58 basis points and higher store occupancy expense as a percentage of net sales. For comparison purposes, merchandise margins increased by 228 basis points in the first quarter of last year.

Selling and administrative expense as a percentage of net sales was 31.4% in the fiscal 2018 first quarter versus 29.5% in the first quarter of the prior year. Overall selling and administrative expense for the quarter decreased $1.1 million from the prior year primarily due to lower advertising expense.

Net loss for the first quarter of fiscal 2018 was $1.3 million, or $0.06 per share, including a charge of $0.01 per share for the write-off of deferred tax assets related to share-based compensation. For the first quarter of fiscal 2017, net income was $5.3 million, or $0.24 per diluted share.

“Given the extraordinarily challenging conditions that our business faced during the quarter, we are pleased that our bottom line came in at the top end of the guidance range that we provided in February,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “As we have reported, unfavorable record warm and dry weather conditions in our markets this year, compared to extremely favorable winter weather last year, led to very weak sales over the first seven weeks of the quarter. Over the balance of the period, generally cooler and wetter weather drove exceptional late-season winter product sales, but at a significant expense to spring-related product categories. We experienced improved trending of both sales and product margins over each month of the quarter.”

Mr. Miller continued, “Our sales and margin improvements have continued into the second quarter to date. While the first half of the second quarter is a relatively low volume period, we believe that we are well positioned for the key selling period of the quarter, which includes Memorial Day, Father’s Day and the start of the summer season.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per share of outstanding common stock, which will be paid on June 15, 2018 to stockholders of record as of June 1, 2018.

Share Repurchases

During the fiscal 2018 first quarter, pursuant to its share repurchase program, the Company repurchased 75,748 shares of its common stock for a total expenditure of $0.4 million. As of April 1, 2018, the Company had $15.3 million available for future repurchases under its $25.0 million share repurchase program.

Guidance

For the fiscal 2018 second quarter, the Company expects same store sales to be in the flat to positive low single-digit range and earnings per diluted share to be in the range of $0.04 to $0.12, compared to a same store sales increase of 0.8% and earnings per diluted share of $0.13 in the second quarter of fiscal 2017.

Store Openings

During the first quarter of fiscal 2018, the Company did not open or close any stores. During the fiscal 2018 second quarter, the Company anticipates opening two stores and closing two stores, including one closure related to a relocation. For the fiscal 2018 full year, the Company currently anticipates opening approximately eight new stores and closing approximately three stores.

Conference Call Information

The Company will host a conference call and audio webcast today, May 1, 2018, at 2:00 p.m. Pacific (5:00 p.m. ET), to discuss financial results for the first quarter of fiscal 2018. To access the conference call, participants in North America should dial (800) 239-9838, and international participants should dial (323) 794-2551. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 8, 2018 by calling (844) 512-2921 to access the playback; passcode is 1550850.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 435 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended April 1, 2018. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	April 1, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$4,901	$7,170
Accounts receivable, net of allowances of $86 and $79, respectively	9,222	10,886
Merchandise inventories, net	321,468	313,905
Prepaid expenses	16,462	18,930

Total current assets	352,053	350,891

Property and equipment, net	74,004	77,265
Deferred income taxes	13,258	14,172
Other assets, net of accumulated amortization of $1,598 and $1,575, respectively	3,375	2,732

Total assets	$442,690	$445,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$101,161	$113,740
Accrued expenses	59,700	68,226
Current portion of capital lease obligations	1,683	1,754

Total current liabilities	162,544	183,720

Deferred rent, less current portion	15,410	15,948
Capital lease obligations, less current portion	2,509	2,800
Long-term debt	68,901	45,000
Other long-term liabilities	10,341	10,523

Total liabilities	259,705	257,991

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,065,971 and 24,919,624 shares, respectively; outstanding 21,415,758 and 21,345,159 shares, respectively	250	249
Additional paid-in capital	116,761	116,495
Retained earnings (1)	108,501	112,424
Less: Treasury stock, at cost; 3,650,213 and 3,574,465 shares, respectively	(42,527)	(42,099)

Total stockholders’ equity	182,985	187,069

Total liabilities and stockholders’ equity	$442,690	$445,060

(1) In the first quarter of fiscal 2018, the Company recorded an after-tax increase to beginning retained earnings of $0.6 million for a change in accounting principle related to revenue recognition.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	April 1, 2018	April 2, 2017
Net sales	$234,178	$252,604
Cost of sales	161,452	168,982

Gross profit	72,726	83,622
Selling and administrative expense	73,488	74,644

Operating (loss) income	(762)	8,978
Interest expense	656	268

(Loss) income before income taxes	(1,418)	8,710
Income taxes (1)	(109)	3,384

Net (loss) income (1)	$(1,309)	$5,326

Earnings per share:
Basic (1)	$(0.06)	$0.25

Diluted (1)	$(0.06)	$0.24

Dividends per share	$0.15	$0.15

Weighted-average shares of common stock outstanding:
Basic	20,942	21,683

Diluted	20,942	21,916

(1) In the first quarter of fiscal 2018, the Company recorded a charge of $0.2 million to write-off deferred tax assets related to share-based compensation, which increased net loss by $0.01 per share.